UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2018

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7475 Lusk Boulevard, San Diego, California 92121

(Address of principal executive offices) (Zip Code)

(858) 909-1800

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On September 20, 2018, the Board of Directors (the “Board”) of NuVasive, Inc. (the “Company”), following the recommendation of the Nominating, Corporate Governance and Compliance Committee of the Board, elected R. Scott Huennekens to serve as a director of the Company, effective October 1, 2018.  Mr. Huennekens will serve as a Class II director and will stand for re-election to the Board at the Company’s 2021 Annual Meeting of Stockholders.

In connection with the election of Mr. Huennekens to the Board, the Board approved an increase in the size of the Board from eight to nine members. Following the election of Mr. Huennekens to the Board, the Board is now comprised of nine directors, eight of whom are independent non-employee directors. There are no arrangements or understandings between Mr. Huennekens and any other person pursuant to which he was elected as a director of the Company.

Mr. Huennekens, age 54, has served as President, Chief Executive Officer and Chairman of the Board of Verb Surgical, a start-up company formed by Google and Johnson & Johnson to develop an advanced digital surgery platform, since August 2015. Prior to joining Verb Surgical, Mr. Huennekens was the President, Chief Executive Officer and a member of the Board of Directors of Volcano Corporation, a medical technology company focused on diagnostic and therapeutic solutions for coronary and peripheral artery disease, from 2002 until Volcano was acquired by Royal Philips in February 2015. Prior to joining Volcano, Mr. Huennekens served as the President and Chief Executive Officer of Digirad Corporation, a diagnostic imaging solutions provider. Mr. Huennekens currently serves on the Board of Directors of ViewRay Inc., and he previously served on the Board of Directors of Reva Medical Inc. and Endochoice Holdings, Inc.  Mr. Huennekens is a member of the Board of Directors and past Chairman of the Medical Device Manufacturers Association (MDMA), a national trade association. Mr. Huennekens holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from Harvard Business School.

There are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) between Mr. Huennekens and the Company. Mr. Huennekens will serve as a member of the Compensation Committee of the Board. Pursuant to the Company’s current non-employee director compensation package and under the Company’s 2014 Equity Incentive Plan, Mr. Huennekens will be awarded a pro-rated annual grant of restricted stock units (“RSUs”) on October 1, 2018, subject to vesting on the date of the 2019 Annual Meeting of Stockholders. The RSUs will be granted with a grant date value of $96,877, which reflects $160,000 pro-rated for the period October 1, 2018 through May 9, 2019 (the anticipated date of the 2019 Annual Meeting of Stockholders). The number of shares of the Company’s common stock subject to the RSUs will be calculated by dividing the grant date value by the Company’s closing stock price on the grant date. Mr. Huennekens will also receive an annual cash retainer of $70,000 for his Board service, payable quarterly, commencing with the Company’s fiscal quarter ending December 31, 2018.  Mr. Huennekens has entered into an indemnification agreement with the Company in substantially the form filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2014.

On September 21, 2018, the Company issued a press release announcing the election of Mr. Huennekens to the Board. A copy of this press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by NuVasive, Inc. on September 21, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: September 21, 2018	/s/ Rajesh Asarpota
Rajesh Asarpota
Executive Vice President and Chief Financial Officer